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                                                                    Exhibit 99.1

For Immediate Release

                  SONUS PHARMACEUTICALS AND ABBOTT LABORATORIES
           EXPAND ALLIANCE FOR ECHOGEN(R) TO INTERNATIONAL TERRITORIES

     EchoGen(R) Alliance Extended to include Europe, Canada, Latin America,
           Middle East, Africa, and certain Asia/Pacific Rim Countries

New York, N.Y., October 7, 1996 - SONUS Pharmaceuticals, Inc. (NASDAQ NNM:SNUS) and Abbott Laboratories (NYSE:ABT) announced today the signing of a second agreement for EchoGen(R), a proprietary ultrasound contrast agent developed by SONUS, that will expand Abbott's licensed territory to include the following:
Europe, Latin America, Canada, Middle East, Africa, and certain Asia/Pacific Rim countries. In May, SONUS and Abbott signed a strategic alliance for EchoGen(R) in the United States. Daiichi Pharmaceutical Co., Ltd. has the rights to Echo Gen(R) in Japan and nine other Pacific Rim countries.

Under the agreement, SONUS has primary responsibility for clinical development and regulatory affairs for EchoGen(R) in the European Community (EC). Abbott Laboratories assumes primary responsibility for all marketing, sales, and technical support of EchoGen(R) throughout the international territory, and all necessary clinical development and regulatory affairs in the international territory outside the EC. SONUS has retained potential co-promotion rights to EchoGen(R) in the major countries of the international territory, which may arise under certain circumstances.

Abbot has agreed to pay SONUS $34.6 million in license and milestone payments for the International territory, a portion of which will be credited against future royalties. In addition, Abbott has agreed to pay SONUS a royalty that ranges from 36% to 42% of EchoGen(R) net sales based on annual sales. The royalty rates include the cost of the product. The agreement spans the life of the patents relating to EchoGen(R) in the countries of the territory.

"Our alliances with Abbott and Daiichi now cover 100% of the worldwide market for EchoGen," said Steven C. Quay, M.D., Ph.D., founder, president and CEO of SONUS. "We are extremely fortunate to have these to marketing powerhouses to launch EchoGen. SONUS will use the $97.6 million dollars in total potential license fees and milestone payments and the $15.0 million dollars in related equity purchases from these agreements primarily to continue to focus on EchoGen clinical development and regulatory approval, and on new products."

"Our sales and marketing expertise, combined with SONUS cutting-edge technology, will help us quickly establish a strong position in the diagnosis imaging market," said Robert L. Parkinson, senior vice president, international operations, Abbott Laboratories.


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SONUS announced on September 5, 1996 that a New Drug Application for EchoGen(R)
had been submitted to the U.S. Food and Drug Administration. SONUS plans to file an application for approval of EchoGen(R) with the European Medicines Evaluation Agency by year-end.

EchoGen(R) is the first fluorocarbon-based ultrasound contrast agent, and the first such agent being investigated for broad clinical utility in both cardiology and radiology applications. Contrast agents are administered to patients immediately prior to imaging procedures to enhance the images (pictures) being taken.

Ultrasound is one of the most widely used and cost-effective diagnostic imaging tests, ideally suited to today's cost conscious health care environment. There are over 100 million ultrasound studies to conducted annually worldwide - greater than the number of all x-ray angiography, CT, MRI and nuclear medicine procedures combined. Combined contrast agent sales from these other imaging modalities exceed $3 billion annually worldwide. Ultrasound is currently the only imaging modality without a contrast agent for broad clinical use. Ann effective contrast agent should improve the accuracy and clinical utility of ultrasound, thus gaining use in many of the current ultrasound procedures while expanding the use of the technology to procedures where ultrasound is not currently being used.

Certain of the statements made in this news release are forward looking. As discussed in SONUS' annual report on Form 10-K dated March 29, 1996 EchoGen(R) will require regulatory approval, which approval is subject to certain regulatory requirements and can be lengthy, and market acceptance of EchoGen(R) will depend on a number of factors, including safety, efficacy and ease of administration, and the presence of competitive imaging products or technologies. In addition, to the Company is dependant on collaborative partners for a variety of activities, and if the agreements with such partners are terminated, or if the collaborations are not successful, the Company will not receive scheduled license, milestone, and royalty payments, and will be required to identify alternative partners.

SONUS Pharmaceuticals, based in Bothell, Washington, is engaged in thee research and development of proprietary contrast agents for use in ultrasound imaging. The Company's products are being investigated to improve the management of heart disease, cancer, infectious disease and other debilitating conditions.

Contacts: SONUS Pharmaceuticals                   Abbott Laboratories
          Steven C. Quay                          Joseph Daab
          (206) 487-9500                          (847) 937-3357

NOTE: SONUS Pharmaceuticals' press releases are available via PR Newswire's Company News on Call service. To receive previous SONUS press releases via fax, dial 1-800-758-5804, ext. 108377. SONUS releases also can be accessed on the Internet at http://www.prnewswire.com/ or at http://www.shareholdernews.com/snus.


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